Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 33-63554, 333-136289, 333-140949 and 333-168592 on Form S-8 and Registration Statements Nos. 333-168614, 333-169263, 333-175042, and 333-182339 on Form S-3 of our reports dated February 15, 2013, relating to the consolidated financial statements and financial statement schedule of USG Corporation and subsidiaries and the effectiveness of USG Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of USG Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 15, 2013